Exhibit 99.1

China Marketing Media Holdings, Inc. Announces Auditor Change

BEIJING, CHINA, April 13, 2011 – China Marketing Media Holdings, Inc. ("the Company") (OTCBB: CMKM.OB), an integrated media company focusing on sales and marketing fields, today announced that it appointed UHY LLP to serve as the Company’s independent registered auditing firm effective as of April 11, 2011, following the Company’s recent dismissal of its prior auditors. Having assessed the Company’s current accounting needs, the Board concluded that retention of new auditors would better serve the Company’s current accounting needs. UHY will serve as the Company’s independent auditors to audit the Company’s financial statements as of December 31, 2011 and for the year then ended. UHY will also perform the reviews of the unaudited condensed consolidated quarterly financial statements to be included in the Company’s quarterly reports on Form 10-Q, which reviews will include financial quarters beginning with the quarter ending March 31, 2011.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2011, the Company's determination to change its auditors was not due to any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with its prior auditors.

"We are looking forward to working with UHY," said Chairman and Chief Executive Officer Yingsheng Li. "We are committed to strengthening investor confidence in our financial affairs and reporting, and we believe UHY is a good fit for our Company as we continue our growth,” he concluded.

About China Marketing Media Holdings, Inc.

China Marketing Media Holdings, Inc. (OTCBB: CMKM), headquartered in Beijing, China, through its indirect Chinese subsidiaries, is engaged in the business of selling magazines and advertising space in its magazines, providing sales and marketing consulting services and online sales of various consumer products.

Forward-Looking Statements

This press release contains certain statements that may include "forward looking statements”. All statements other than statements of historical fact included herein are "forward -looking statements" including statements regarding: product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and any other statements of non-historical information. These forward looking statements are often identified by the use of forward -looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward -looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward -looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward -looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward -looking statements.

For investor and media inquiries, please contact:

Pearl Peri, CFO

zzperi@hotmail.com